UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2012, the Board of Directors (the “Board”) of InterMune, Inc. (“InterMune”) appointed Jean-Jacques Bienamé and Frank Verwiel, M.D. to serve as directors effective immediately. Mr. Bienamé will serve as a Class I Director with a term expiring at InterMune’s Annual Meeting of Stockholders to be held in 2013 and Dr. Verwiel will serve as a Class II Director with a term expiring at InterMune’s Annual Meeting of Stockholders to be held in 2014.

Mr. Bienaimé, age 58, has served as Chief Executive Officer and a member of the Board of Directors of BioMarin Pharmaceutical Inc. since 2005. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. From 1998 to late 2002, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company which was later acquired by Genzyme Corporation. From 1992 to 1998, Mr. Bienaimé held several senior management positions at Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), including Senior Vice President of Worldwide Marketing and Business Development. Mr. Bienaimé also currently serves on the boards of NeurogesX, Inc., Portola Pharmaceuticals and The Biotech Industry Organization. Mr. Bienaimé received a MBA from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

Dr. Verwiel, age 49, has served as President and Chief Executive Officer of Aptalis Pharma, a privately held specialty pharmaceutical company, since 2005. From 1996 to 2005, Dr. Verwiel held various international senior management positions with Merck & Co. Inc., including Vice President, Hypertension, Worldwide Human Health Marketing. Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team and as Managing Director of Merck’s Dutch subsidiary and manufacturing operations. From 1988 to 1996, Dr. Verwiel served in various senior management positions the last one being Zone Director Western Europe with Servier Laboratories, a privately held French pharmaceutical company. Dr. Verwiel received a M.D. from Erasmus University, Rotterdam in the Netherlands and a MBA from INSEAD, Fontainebleau in France.

In connection with their appointment to the Board, each of Mr. Bienaimé and Dr. Verwiel will receive compensation consistent with our current compensation arrangements for non-employee directors, including cash compensation in the amount of $50,000 per year payable as an annual retainer to each non-employee director. Each will also be granted an option to purchase 9,000 shares of our common stock, which will vest in equal monthly installments over a three year period, and an option to purchase 1,500 shares of our common stock, which will vest in equal monthly installments until vested in full on May 26, 2012. Each of the option awards will be granted under our Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan with an exercise price equal to the closing price of our common stock as reported by The NASDAQ Global Select Market on the date of grant. In addition, each of Mr. Bienaimé and Dr. Verwiel will be granted a restricted stock award of 3,600 shares of our common stock, which will vest in three equal installments on the first, second and third anniversary of the date of grant, and a restricted stock award of 625 shares of our common stock, which will vest in full on the date of our 2012 Annual Meeting of Stockholders, in each case, pursuant to our Amended and Restated 2000 Equity Incentive Plan. The vesting of each of the option awards and restricted stock awards is contingent upon continued service to InterMune. We also intend to enter into our standard form of indemnification agreement with each of Mr. Bienaimé and Dr. Verwiel.

InterMune intends to file an amendment to this Current Report on Form 8-K pursuant to Item 5.02(d)(3) at such time, if at all, that Mr. Bienaimé and/or Dr. Verwiel are appointed as members of a committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2012	INTERMUNE, INC.

	By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer